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                                                                      EXHIBIT 21



                        EXHIBIT 21 - LIST OF SUBSIDIARIES




NovaCare Employee Services Resource One, Inc.
NovaCare Employee Services of Orlando, Inc.
Professional Insurance Planners of Florida, Inc.
Rx One, Inc.
NovaCare Employee Services TPI, Inc.
NovaCare Administrative Employee Services of New York, Inc.
NovaCare Employee Services Northeast, Inc.
NovaCare Employee Services of Boston, Inc.
NovaCare Employee Services of New York, Inc.
Staffing Technologies, Inc.
Herotech, Inc.
NovaCare Employee Services of America, Inc.
Employee Benefits Management, Inc.
Employee Services, Inc. of North Carolina
Employers' Risk Management, Inc.
NovaCare Administrative Employee Services, Inc.
NovaCare Employee Services Club Staff, Inc.
NovaCare Employee Services of Bradenton, Inc.
NovaCare Employee Services of Florida, Inc.